Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-49363, 333-54060, 333-54062, 333-53982, 333-65694, 333-109043, 333-132523, 333-122186, 333-132526, 333-145923, and 333-15286 on Forms S-8 and Registration Statement No. 333-145921 on Form S-3 of our report dated March 12, 2008, except for the information included under the “Segments” heading in Note 14, as to which the date is October 31, 2008, relating to the consolidated financial statements of GSI Commerce, Inc. and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 123R, “Share Based Payments,” effective January 1, 2006) appearing in this Current Report on Form 8-K filed on November 4, 2008.

DELOITTE & TOUCHE LLP

Philadelphia, Pennsylvania
October 31, 2008